NEWS RELEASE

For Immediate Release

Nord Resources Reports 2011 Year-End Results

  Results reflect first full year of operations since Nord implemented various measures to reduce costs, maximize cash flow, and improve operating efficiencies, including the suspension of mining of new ore in July 2010
  Company continues producing copper from residual leaching
  Net sales in 2011 were $14.5 million, compared with $28.6 million in 2010; net loss was ($10.3) million, compared with net loss of ($21.2) million in 2010
  Nord continues to explore all options to obtain capital needed to build a new leach pad, to resume the mining and processing of new ore and to restructure the company’s debt.

TUCSON, AZ, March 29, 2012 – Nord Resources Corporation (OTC Pink Market: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its audited financial results for the year ended December 31, 2011. The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“The results for 2011 reflect the fact that this was the first full year of operations for Nord since we implemented various measures to reduce our costs, maximize cash flow, and improve operating efficiencies in July 2010,” said Wayne Morrison, Chief Executive and Chief Financial Officer.

“In particular, these measures included the suspension of mining and crushing of new ore. Throughout 2011, we continued to produce copper by leaching ore previously placed on our existing pads and processing it through the Johnson Camp Mine’s SX-EW plant. As expected, the yield from residual leaching continued to decline, resulting in lower copper output with the consequent impact on the company’s sales and cash flow,” Mr. Morrison continued.

“We continue to have discussions with various parties and to explore all options with respect to raising approximately $20 million in new capital which is necessary for Nord to construct a new leach pad and resume mining operations. There can be no certainty that we will be able to obtain the required financing, however, since we have now resolved all significant permitting issues with ADEQ, and since copper prices have remained stable, we believe in the inherent value of the Johnson Camp Mine and are actively pursuing new financing. Until we are successful, we will continue our residual leaching and solvent extraction/electro-winning operations. Continuing to operate at this level will depend upon our creditors not exercising their rights to pursue alternative remedies, our vendors continuing to work with us, copper prices and our costs (particularly for sulfuric acid) remaining stable, and the copper recovery rate and production trends remaining consistent with the averages that we experienced through 2011 and the first few months of 2012,” said Mr. Morrison.

“We want to recognize the hard work and dedication of Nord’s employees during this past year. Their efforts have enabled us to continue to operate with improved efficiencies and to prepare the Johnson Camp Mine for an accelerated restart. Nord also appreciates the ongoing support of its vendors who have proved critical to continued operations.”

“I want to assure our shareholders that we remain focused on doing everything possible to maximize the value of their investment in Nord,” Mr. Morrison said.

Financial Highlights

  Net sales for 2011 amounted to $14,488,727 from the sale of 3,582,142 pounds of copper. The average realized price of copper sold during the year was $4.04 per pound. This compares with net sales in 2010 of $28,647,819 (including losses of ($1,886,237) from the settlement of copper hedges) from the sale of 9,081,475 pounds of copper cathode. The average realized price of copper sold during 2010 was $3.15 per pound.

  Costs applicable to sales in 2011 were $16,899,398 (including $11,755,375 in abnormal production costs due to the under-utilization of plant capacity). The average cost per pound of copper sold during 2011 was $4.72 per pound. The amount of abnormal production costs, which was up 59.8% from the 2010 level, is primarily related to the suspension of mining and crushing of new ore effective July 2010 and the resulting decline in production from residual leach. The average cost per pound of copper sold excluding abnormal production costs was $1.44 per pound.

  During 2010, Nord incurred $26,529,321 of costs applicable to sales from the sale of copper (including $7,354,596 in abnormal production costs due to the under- utilization of plant capacity and a one-time non-cash charge of $8,551,783 resulting from a changed metallurgical recovery estimate on copper currently stacked on existing leach pads from 76.5% to 60%). The average cost per pound of copper sold during 2010 was $2.92 per pound. The average cost per pound of copper sold excluding abnormal production costs and the one-time charge related to the change in metallurgical recovery estimate was $1.17 per pound. The change in the metallurgical recovery estimate resulted in an estimated decrease of 7,260,159 pounds of recoverable copper in the existing leach pads.

  General and administrative expenses decreased to $2,096,697 during 2011 compared with $2,231,434 in 2010. The decrease is primarily due to a $230,660 decrease in employee and director compensation and a $120,186 decrease in professional fees offset by the $292,351 reversal of the amounts formerly payable under the 2007 Performance Incentive Plan recorded in 2010.

  Depreciation, depletion, and amortization expenses decreased to $1,111,844 in 2011 compared with $1,709,473 in 2010. The decrease was primarily due to a decline in tons mined and copper produced in 2011.

  Loss from operations was ($5,619,212) in 2011, compared with a loss from operations of ($1,822,409) in 2010.

  Other income (expense) for 2011 amounted to ($4,697,082), compared with ($19,383,001) in 2010. The improvement reflected the fact that there was no charge for unrealized loss on de-designation of cash flow hedges in 2011; in 2010 the charge amounted to ($13,712,395). Interest expense in 2011 totaled ($3,743,336), up from ($3,271,690) in 2010. Nord recorded a loss on derivatives classified as trading securities amounting to ($1,038,103) in 2011, compared with a corresponding loss in 2010 of ($2,312,203). During 2010, due to the company’s inability to make the required payments as the copper derivative and interest rate swap contracts matured, Nord reclassified the estimated fair value of these contracts of ($13,712,395) from AOCI to unrealized loss on de-designation of cash flow hedges within the consolidated statement of operations.

  Nord recorded a net loss of ($10,316,294) for 2011, compared with a net loss of ($21,205,410) for 2010. The decrease in net loss is primarily due to the fact that there was no unrealized loss on de-designation of copper hedges and interest rate swaps as trading securities in 2011, compared with a charge of ($13,712,395) in 2010.

Liquidity and Cash Flow

As previously reported, Nord’s copper production in 2010 and 2011 was significantly below the company’s expectations due to the suspension of mining and crushing of new ore in July 2010 and various operating issues experienced during the first half of 2010. This shortfall adversely affected the company’s working capital and cash flow causing Nord to be unable to meet some of its debt obligations in 2010 and 2011.

In March 2009, Nord was able to amend and restate its credit agreement with Nedbank Limited (Nedbank), the company’s senior lender, to provide for, among other things, the deferral of certain principal and interest payments until December 31, 2012 and March 31, 2013. However, due to Nord’s significant cash-flow constraints, the company has been unable to make the quarterly payments of principal and interest in the amounts of $1,790,099 due between March 31 2010 and December 31 2011, and the related interest payments totaling $4,621,153.

As previously disclosed, Nedbank declined to extend a forbearance agreement regarding the scheduled principal and interest payments that were due between March 31, 2010 and December 31, 2011 under Nord's $25 million secured term-loan facility. The company has therefore been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010. The outstanding principal balance of the credit facility amounting to $23,257,826 is now included in the company’s current liabilities. As at December 31, 2011, the company has reclassified $1,776,643 of senior long-term debt to current liabilities within the consolidated balance sheet. The accrued interest related to the Credit Agreement of $4,621,153 and $1,689,181 as of December 31, 2011 and 2010, respectively, is included within accrued interest on the consolidated balance sheets.

Nedbank Capital has also declined to extend the forbearance agreement regarding Nord’s failure to make timely payments for monthly settlements due under the copper derivatives agreements between the parties beginning in March 2010 through December 31, 2011 in the aggregate amount of $16,106,691. As of December 31, 2011, 100% of the related copper derivatives have matured. The amount due to Nedbank Capital related to these settlements is included in current liabilities within the copper derivatives settlement payable line item.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default, the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate plus 9.06% (9.62% at December 31, 2011).

In addition, in July 2010, the company reached an agreement with Fisher Sand & Gravel Company, the company’s mining contractor and largest unsecured trade creditor, to convert approximately $8.2 million of payables, including the former note due to Fisher in the amount of $850,000 and the $110,500 accrued interest thereon, to a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum, which matures on July 31, 2012.

The company’s continuation as a going concern is dependent upon: its ability to refinance the obligations under the Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital and the unsecured note payable to Fisher; its ability to raise approximately $20 million dollars in additional capital (including the estimated $18 million that the company would require to cover the capital costs of developing and constructing the planned new leach pad); and its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations.

  At the end of 2011, the company had cash reserves of $118,058, excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency at year-end 2011 of ($51.8) million includes current liabilities of $21.5 million in current portion of senior long-term debt, $16.1 million in copper derivative settlement payable, $6.2 million in current portion of long-term debt and $1.8 million in senior long-term debt accelerated due to default. As at December 31, 2010, cash reserves were $1.1 million and the working capital deficiency amounted to ($39.9) million, including current liabilities of $8.7 million in current maturities of derivative contracts, $14.3 million in current portion of senior long-term debt, $7.7 million in copper derivatives settlement payable, and $8.9 million of senior long-term debt that was accelerated to current liabilities due to the company’s default on the underlying agreements.

  Nord’s cash flows from operating activities during 2011 were $72,964. Cash flows from operating activities for 2011 include a net loss of $(10,316,294) offset by: $1,111,844 in non-cash depreciation, depletion and amortization, $375,202 of non- cash accretion expense, $345,969 of non-cash interest expense, $290,202 of non- cash stock based compensation expense and operating cash flows generated by a decrease in copper inventories of $4,365,857, an increase in accounts payable and accrued expenses of $880,688, an increase in accrued interest of $2,340,860, and an increase in copper derivatives settlement payable of $9,275,951. These inflows were offset by an unrealized gain on derivatives classified as trading securities of $(8,623,030). Cash flows from operating activities during 2010 were $2,697,004. This amount includes the net loss for the year, depreciation, depletion and amortization, the unrealized loss of $13,712,395 from the de-designation of copper hedges and interest rate swaps from cash flow hedges to trading securities, ($5,034,468) in unrealized gains from derivatives classified as trading securities, $4,075,155 from an increase in accounts payable as a result of the suspension of mining at the Johnson Camp Mine, $6,988,436 from an increase on amounts owed from the settlement of copper derivative contracts, and $1,576,907 from an increase in accrued interest.

  Cash flows from investing activities during 2011 were ($753,910) attributable mainly to capital expenditures incurred on the engineering of the planned new leach pad. Cash flows from investing activities during 2010 were ($1,103,021) reflecting the investment for additional equipment used in the production of copper at the Johnson Camp Mine.

  Cash flows from financing activities during 2011 were ($321,019), compared with ($1,772,098) for 2010. The change in the amount is principally related to the agreement reached by the company in July 2010 with Fisher Sand & Gravel Company to convert $8.2 million of unsecured trade payables into a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum. During 2011 and 2010, Nord made principal payments of ($304,429) and ($1,704,572), respectively on the note.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located in Dragoon, Arizona, approximately 65 miles east of Tucson. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital and its unsecured note payable to Fisher Sand & Gravel Company, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company’s inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, the company’s ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$118,058	$1,120,023
Accounts receivable	345,382	442,403
Inventories	3,763,892	4,685,599
Prepaid expenses and other assets	159,986	146,534

Total Current Assets	4,387,318	6,394,559

Property and Equipment, at cost:
Property and equipment	50,518,198	51,096,100
Less accumulated depreciation, depletion, and amortization	(6,313,728)	(5,639,197)

	44,204,470	45,456,903

Other Assets:
Deposits	146,079	123,093
Restricted cash and marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	368,684	714,653
Stockpiles and ore on leach pads	6,347,012	10,228,475

Total Other Assets	7,548,251	11,752,697

Total Assets	$56,140,039	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Continued)

	At December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$4,163,041	$3,915,011
Accrued expenses	1,316,074	894,389
Accrued interest	4,933,337	1,762,709
Copper derivatives settlement payable	16,106,691	7,660,508
Current maturity of long-term debt	6,190,999	-
Current maturities of senior long–term debt	21,481,183	14,320,788
Current maturities of derivative contracts, at fair value	54,896	8,677,926
Senior long-term debt accelerated due to default	1,776,643	8,937,038
Other current liabilities	147,634	155,856

Total Current Liabilities	56,170,498	46,324,225

Long–Term Liabilities:
Long-term debt	-	6,495,428
Deferred revenue, less current portion	4,646,868	4,690,940
Accrued reclamation costs	3,195,497	3,932,966
Other long-term liabilities	14,635	33,505

Total Long–Term Liabilities	7,857,000	15,152,839

Total Liabilities	64,027,498	61,477,064

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 400,000,000 and 200,000,000 shares authorized, 112,177,627 and 111,814,852 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	1,121,777	1,118,149
Additional paid–in–capital	122,133,246	121,835,134
Accumulated deficit	(131,142,482)	(120,826,188)

Total Stockholders’ Equity (Deficit)	(7,887,459)	2,127,095

Total Liabilities and Stockholders’ Equity (Deficit)	$56,140,039	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010
Net sales	$14,488,727	$28,647,819
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	16,899,398	17,977,538
Costs applicable to sales – change in estimated recovery rate	-	8,551,783
Operating expenses (includes stock based compensation of $290,202 and $319,512, respectively)	2,096,697	2,231,434
Depreciation, depletion and amortization	1,111,844	1,709,473

Loss from operations	(5,619,212)	(1,822,409)
Other income (expense):
Interest expense	(3,743,336)	(3,271,690)
Unrealized loss on de-designation of cash flow hedges	-	(13,712,395)
Loss on derivatives classified as trading securities	(1,038,103)	(2,312,203)
Miscellaneous income (expense)	84,357	(86,713)
Total other income (expense)	(4,697,082)	(19,383,001)
Loss before income taxes	(10,316,294)	(21,205,410)
Provision for income taxes	-	-
Net loss	$(10,316,294)	$(21,205,410)
Net loss per basic and diluted share of common stock:
Weighted average number of basic common shares outstanding	113,608,523	112,149,570
Basic loss per share of common stock	$(0.09)	$(0.19)
Weighted average number of diluted common shares outstanding	113,608,523	112,149,570
Diluted loss per share of common stock	$(0.09)	$(0.19)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(10,316,294)	$(21,205,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	1,111,844	1,709,473
Accretion expense on accrued reclamation costs	375,302	9,086
Amortization of debt issuance costs	345,969	290,163
Issuance of deferred stock units for services rendered	105,000	117,500
Issuance of stock options for services rendered	185,202	134,422
Loss on write-off of mineral lease purchase option	10,980	-
Issuance of common stock for services rendered	-	67,590
Unrealized loss on de-designation of cash flow hedges	-	13,712,395
Changes in assets and liabilities:
Accounts receivable	97,021	338,990
Inventories, stockpiles and ore on leach pads	4,365,857	580,303
Prepaid expenses and other assets	(13,452)	(74,756)
Accounts payable	467,629	4,075,155
Deferred revenue	(45,948)	(119,696)
Accrued interest	2,340,860	1,576,907
Accrued expenses and other liabilities	413,059	(345,993)
Copper derivatives settlement payable	9,275,951	6,988,436
Derivative contracts, at fair value	(8,623,030)	(5,034,468)
Deposits	(22,986)	(123,093)

Net Cash Provided By Operating Activities	72,964	2,697,004

Cash Flows From Investing Activities:
Capital expenditures	(753,910)	(1,103,021)

Net Cash Used By Investing Activities	(753,910)	(1,103,021)

Cash Flows From Financing Activities:
Debt issuance costs	-	(191,333)
Principal payments on long-term debt	(304,429)	(1,704,572)
Proceeds from issuance of notes payable-related party	-	100,000
Principal payments on capital lease	(16,590)	(16,843)
Proceeds from exercise of stock options	-	40,650

Net Cash Used By Financing Activities	(321,019)	(1,772,098)

Net Decrease in Cash and Cash Equivalents	(1,001,965)	(178,115)

Cash and Cash Equivalents at Beginning of Year	1,120,023	1,298,138

Cash and Cash Equivalents at End of Year	$118,058	$1,120,023

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$559,407	$1,071,634
Income taxes	-	-